SECOND AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of August 1, 2025 (the “Effective Date”), by and between CORE MOLDING TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and David L. Duvall (“Executive”).
Background
WHEREAS, the Executive is currently employed as President and Chief Executive Officer (“CEO”) of the Company;
WHEREAS, Executive and the Company are parties to an Executive Employment Agreement dated as of October 3, 2018, as amended on December 30, 2019 and further amended and restated on August 30, 2021 (as amended, the “Original Agreement”) pursuant to which the Company began Executive’s employment;
WHEREAS, the Company has announced as of the date hereof that the Executive and the Company have mutually agreed to the voluntary retirement of the Executive as CEO, with such retirement to be effective as of May 31, 2026, and the appointment of the Company’s current Chief Operating Officer as the new CEO as of that date; and
WHEREAS, Executive and the Company desire to continue the employment of the Executive and provide for the Executive’s provision of additional duties from the date hereof until termination of this Agreement on May 31, 2026, in order to facilitate the orderly transition of the Executive’s role as CEO to the Company’s Chief Operating Officer, by amending, restating, superseding and replacing the Original Agreement according to the terms and conditions stated herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth on Exhibit A attached hereto.
2. Employment. For the purposes of this Agreement, the term “Employment Period” shall mean the period commencing as of the Effective Date and ending in accordance with Section 5 (the “Employment Period”). The Company shall continue to employ Executive, and Executive hereby accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement for the Employment Period.
3. Duties. (a) Executive shall have the normal duties, responsibilities, functions, and authority of the CEO, subject to the power and authority of the Board of Directors of the Company (the “Board”), and Executive shall report to the Board. Executive shall render to the Company administrative, financial, and other executive and managerial services that are consistent with Executive’s position as the Board may from time to time direct. Executive shall devote Executive’s full business time and attention (except for vacation periods consistent with the terms of this Agreement and reasonable periods of illness or other incapacity) to the business and affairs of the Company, its Affiliates, and its Subsidiaries. The Executive shall also provide support in facilitating the orderly transition of the CEO role during the Employment Period, with such additional duties associated with such transition as may be reasonably determined by the Board.

(b) In performing Executive’s duties and exercising Executive’s authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board, shall support and cooperate with the Company’s effort to expand the business and operate in conformity with the business and strategic plans.
(c) So long as Executive is employed by the Company as CEO, Executive shall not, without prior notification and approval of the Board, who may approve under such procedures as the Board shall from time to time approve, serve on the board of directors of any other company for compensation or remuneration, and Executive shall not undertake, engage in or perform other activities or services for Executive’s personal benefit or for the benefit of any Person other than the Company and its Subsidiaries and Affiliates if such other activities or services interfere with the performance of Executive’s duties under this Agreement. Subject to the foregoing provision, nothing in this Agreement shall be construed as preventing Executive from engaging in volunteer services for charitable, educational or civic organizations, serving on the board of directors of other companies without compensation or remuneration, or investing Executive’s personal assets in such a manner as Executive deems to be appropriate; provided, however, no such other activity shall conflict with Executive’s obligations under this Agreement or interfere with Executive’s performance of Executive’s duties under this Agreement.
4. Compensation and Benefits. In exchange for services rendered by Executive hereunder, the Company shall provide the following:
(a) Base Salary and Benefits. From the Effective Date through the Term Expiration (defined below), Executive’s base salary shall be $787,350 (the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time). In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company’s retirement, health, and welfare employee benefit programs for which senior management employees of the Company are generally eligible to participate (assuming Executive and/or Executive’s dependents meet the eligibility requirements of those benefit programs) as may be changed from time to time by the Company or the relevant insurer or administrator.
(b) Business Expenses. Subject to Section 21(d), during the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement, which business expenses are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.
(c) Incentive Compensation. In addition to the Base Salary, Executive shall be eligible for an annual short term incentive payment in the amount of one hundred percent (100%) of Base Salary (the “STIP”), subject to the vesting provisions in Section 5 herein. The Board, in consultation with Executive, shall set CEO succession responsibilities, the success of which shall be the only performance goals for the STIP. The STIP for 2025 shall be paid by March 31, 2026. The STIP for 2026 shall be paid within sixty (60) days of Term Expiration.
(d) Vacation. During the Employment Period, Executive shall be entitled to four (4) weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policies on accrual and use applicable to employees as in effect from time to time. Vacation hours will accrue at a rate of one week per quarter. Vacation may be taken at such times and intervals as Executive determines, subject to the business needs of the Company, after consultation with the Chairman of the Board.
5. Term; Termination of Employment Period.

(a) Employment Period. The Employment Period shall continue until terminated upon the earlier of: (i) Executive’s resignation, which resignation must be accompanied by at least thirty (30) days’ prior written notice (except in the case of resignation by Executive for “Good Reason” as defined below); (ii) termination by the Company due to Executive’s Disability (as defined below); (iii) the Company’s termination of Executive’s employment (whether with Cause (as defined below) or without Cause); (iv) Executive’s death; or (v) May 31, 2026 (the “Term Expiration”). In the event of the termination of Executive’s employment by Executive or by the Company for any reason and regardless of the circumstance, Executive shall be deemed to have resigned from any and all positions as an officer and/or director of the Company and/or its Subsidiaries and Affiliates immediately upon such termination, and shall promptly execute all documents reasonably requested by the Company in order to affect such resignation.
(b) Termination by Company without Cause or by Executive for Good Reason. Subject to Section 21, if Executive’s employment hereunder and the Employment Period are terminated by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to payment of:
(i) Executive’s accrued but unpaid Base Salary through the date of termination;
(ii) any accrued, unused vacation pay at the rate of Executive’s then Base Salary and any properly documented reimbursable expenses owed to Executive;
(iii) any amount arising from Executive’s participation in, or benefits under any employee benefit plans, programs, or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements, including without limitation any amount earned under any STIP or to which Executive is entitled pursuant to the Core Molding Technologies, Inc. 2021 Long-Term Equity Incentive Plan, as amended and restated and awards made to Executive thereunder (“LTIP”) subject to Section 5(b)(vi) but not paid prior to the termination (clauses (i), (ii) and (iii) of this Section 5(b), collectively, the “Accrued Obligations”);
(iv) an amount equal to the Base Salary Executive would have been entitled to through the Term Expiration but for his termination, paid in equal installments across the remaining Term Expiration, with the time of payment of such installments, as applicable, commencing as provided below;
            (v) a lump-sum payment of $950,000.00;
(vi) the full target incentive award amount of the STIP as set forth above; and
(vii) all awards of equity or other compensation under the LTIP that remain subject to vesting shall be accelerated and deemed fully vested and in satisfaction of such awards Executive shall receive a cash payment equal to the market value of such shares determined using the 20-trading day average closing price of Company’s common stock as of the date of termination.
The amounts described in Section 5(b)(iv) will commence to be paid to Executive within sixty (60) days following the date of termination, provided that Executive (or, in the event of Executive’s death, Executive’s estate) has executed and delivered to the Company not later than forty-five (45) days following the date of termination an irrevocable general waiver and release of claims in the form provided by the Company to Executive (or, in the event of Executive’s death, Executive’s estate) after Executive’s termination (the “General Release”) and the latest date on which the General Release is subject to revocation has expired. The Accrued Obligations shall be paid no later than as required by law or within thirty (30) days following the date of termination, whichever occurs earlier. As to any amount described in Section 5(b)(iv) that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), if the sixty (60) day period begins in one calendar year and ends in a second (2nd) calendar year, payment shall always be paid in the second (2nd) calendar year. Once they begin within such sixty (60) day period following termination, the amounts payable pursuant to Section 5(b)(iv) shall be payable in substantially equal consecutive installments over the twelve (12) month period following the date of termination in accordance with the Company’s general payroll practices as in effect on the date of termination, but in no event less frequently than monthly (with the first such payment being in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination through such payment commencement date). The amount payable pursuant to Section 5(b)(v), 5(b)(vi) and 5(b)(vii) shall be paid not later than sixty (60) days following the date of termination, provided the latest date on which the General Release is subject to revocation has expired. All payments of amounts described in Section 5(b)(iv), Section 5(b)(v) and Section 5(b)(vi) are subject to Executive’s (or in the event of Executive’s death, Executive’s estate’s) continued compliance with the provisions of Sections 6, 7, 8, 23 and 25 hereof.
(c) Termination for Cause or Executive’s Voluntary Termination Without Good Reason. If Executive’s employment hereunder and the Employment Period is terminated prior to the Term Expiration by the Company for Cause or voluntarily by Executive without Good Reason, Executive shall be entitled to receive the Accrued Obligations.
(d) Termination for Death or Disability. If Executive’s employment hereunder and the Employment Period is terminated prior to the Term Expiration by the Company for death or Disability, Executive shall be entitled to receive:
(i) the Accrued Obligations;
(ii) Executive will receive a pro rata STIP amount for the period of time Executive worked during the calendar year based on Executive meeting full target of the STIP, payable within sixty (60) days of termination; and
(iii) all awards of equity or other compensation under the LTIP that remain subject to vesting shall be accelerated and deemed fully vested and in satisfaction of such awards Executive shall receive a cash payment equal to the market value of such shares determined using the 20-trading day average closing price of Company’s common stock as of the date of termination.
The amount(s) payable pursuant to Section 5(d)(ii) and Section 5(d)(iii) shall be paid not later than sixty (60) days following the date of termination, provided the latest date on which the General Release is subject to revocation has expired. All payments of amounts described in Section 5(d)(ii) are subject to Executive’s (or in the event of Executive’s death, Executive’s estate’s) continued compliance with the provisions of Sections 6, 7, 8, 23 and 25 hereof.
(e) Upon the Term Expiration. If the Executive’s employment hereunder and the Employment Period is terminated upon the Term Expiration, Executive shall be entitled to payment of:
(i) Accrued Obligations due to Executive;
(ii) the full target incentive award amount of the STIP as set forth above; and
(iii) with respect to Executive’s awards of equity or other compensation under the LTIP that remain subject to vesting, the Executive will receive cash payments equal to the market value of such unvested shares as and when such shares would have vested had Executive remained in continuous employment with the Company through such vesting period, with the amount of each such payment determined using the 20-trading day average closing price of Company’s common stock as of the applicable vesting date(s) multiplied by the number of shares deemed to vest as of such date(s). Payment in respect of all such awards of equity or other compensation under the LTIP that are unvested as of the date of termination shall be paid in cash pursuant to the terms hereof. All vested amounts earned under the LTIP prior to the date of such termination shall be retained by Executive without regard to any continuing employment requirements or proration.
The Accrued Obligations shall be paid no later than as required by law or within sixty (60) days following the date of the Term Expiration, whichever occurs earlier. The amount(s) payable pursuant to Section 5(e)(ii) and Section 5(e)(iii) shall be paid as described therein with no acceleration provided that Executive has (i) executed and delivered to the Company not later than forty-five (45) days following the date of the Term Expiration an irrevocable General Release and the latest date on which the General Release is subject to revocation has expired, and (ii) entered into the Transition Agreement attached hereto as Exhibit B. If the Company fails to enter into the Transition Agreement as attached hereto as Exhibit B upon the Term Expiration, Executive shall be entitled to receive the amounts specified in this Section 5(e), as well as the lump-sum amount specified in Section 5(b)(v), upon the execution and delivery of the General Release. All payments of amounts described in Section 5(e)(ii) are subject to Executive’s (or in the event of Executive’s death, Executive’s estate’s) continued compliance with the provisions of Sections 6, 7, 8, 23 and 25 hereof.
(e) Limitation on Payments Hereunder. Except as otherwise expressly provided herein and/or in the Transition Agreement, Executive shall not be entitled to any other salary, bonuses, employee benefits, or compensation from the Company, its Affiliates, or Subsidiaries after the termination of the Employment Period, and all of Executive’s rights to salary, bonuses, employee benefits, and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period (other than vested retirement benefits accrued on or prior to the termination of the Employment Period or other amounts owing hereunder as of the date of such termination that have not yet been paid) shall cease upon such termination, other than those expressly required under applicable law (including the those under Title I, Part VI, of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code (“COBRA”)).
(f) Mitigation. Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise, and the Company shall have no right of offset for any amounts received by Executive from other employment.
(g) Offsets. The Company may offset any amounts Executive owes to Company or any of its Affiliates or Subsidiaries against any amounts the Company owes Executive hereunder, to the extent permitted by Section 409A.
6. Confidential Information.
(a) Confidential Information. Executive acknowledges that the continued success of the Company and its Subsidiaries and Affiliates depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s or its Subsidiaries’ or Affiliates’ current or potential business and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations, and data obtained by Executive from the performance of Executive’s duties to the Company and Subsidiaries and its Affiliates (including services performed prior to the date of this Agreement) concerning the business and affairs of the Company and its Subsidiaries and Affiliates; information concerning acquisition opportunities in or reasonably related to the Company’s or its Subsidiaries’ or Affiliates’ business or industry of which Executive becomes aware prior to or during the Employment Period; the Persons or entities that are current, former or prospective members, suppliers, or customers of any one or more of them, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support, and equipment. Accordingly, Executive agrees that, either during or after the Employment Period, Executive shall not disclose to any unauthorized Person or use for Executive’s or any Person’s own account any Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order (in which case Executive shall give prior written notice to the Company of such required disclosure and shall cooperate with the Company and its Subsidiaries and Affiliates in any reasonable efforts to limit such disclosure or preserve the confidentiality of any Confidential Information). Executive agrees to deliver to the Company at the end of the Employment Period, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports, and other property or documents (and copies thereof) relating to the business of the Company or its Subsidiaries or Affiliates (including, without limitation, all Confidential Information) that Executive may then possess or have under Executive’s control.
(b) Non-Use and Non-Disclosure. During or after the Employment Period, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of the Company or its Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person. Executive shall use in the performance of Executive’s duties only information that is (i) generally known and used by Persons with training and experience comparable to Executive’s and that is (A) common knowledge in the industry or (B) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or its Subsidiaries or Affiliates or (iii) in the case of materials, property, or information belonging to any former employer or other Person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person. If at any time during the Employment Period, Executive believes Executive is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Chairman of the Board so that Executive’s duties can be modified appropriately.
(c) Trade Secrets. The federal Defend Trade Secrets Act of 2016 immunizes employees against criminal and civil liability under federal or state trade secret laws – under certain circumstances – if Executive discloses a trade secret for the purpose of reporting a suspected violation of law. Immunity is available if Executive discloses a trade secret in either of these two circumstances: (i) Executive discloses the trade secret (A) in confidence, (B) directly or indirectly to a government official (federal, state or local) or to a lawyer, (C) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a legal proceeding, Executive discloses the trade secret in the complaint or other documents filed in the case, so long as the document is filed “under seal” (meaning that it is not accessible to the public). Further, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any federal Inspector General, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need prior authorization to make any such reports or disclosures and is not required to notify the Company or the Board that he has made such reports or disclosures.

(d) Executive’s Representations Regarding Prior Employers. Executive represents and warrants to the Company and its Subsidiaries and Affiliates that Executive took nothing with Executive which belonged to any former employer when Executive left Executive’s position(s) with such employer(s) and that Executive has nothing that contains any information which belongs to any former employer. If at any time Executive discovers that this representation and warranty is incorrect, Executive shall promptly return any such materials to Executive’s former employer(s). The Company and its Subsidiaries and Affiliates do not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.
(e) Third Party Information. Executive understands that the Company and its Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Subsidiaries’ and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 6(a) above, Executive shall hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Subsidiaries and Affiliates who need to know such information in connection with their work for the Company or such Subsidiaries and Affiliates) or use, except in connection with Executive’s work for the Company or its Subsidiaries and Affiliates, Third Party Information unless expressly authorized by the Chairman of the Board in writing.
(f) Return of Property. To the extent such property is not needed to fulfill Executive’s duties under the Transition Agreement, upon termination of the Employment Period, or at any time upon demand of the Board, Executive will be required to return all property of the Company or its Subsidiaries or Affiliates in his possession or control, including, but not limited to all hard copy or electronic documents and/or data, computer hardware (laptop, docking station, storage media, air cards, building access cards/fobs, cell phones, tablets, external hard drives, company issued keys, credit cards, USB flash drives, etc.), Company-owned software, and Confidential Information. If requested by the Board, Executive will be required to represent and certify that he has not retained or transferred any company data or information outside of the Company.
7. Intellectual Property, Inventions, and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work, and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ and Affiliates’ actual or anticipated business, research, and development or existing or future products or services and which are conceived, developed, or made by Executive (whether alone or jointly with others) while employed by the Company and its Subsidiaries, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such Subsidiary or Affiliate. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments). Notwithstanding the foregoing, copyrightable books authored by Executive and recordings of and materials prepared in connection with speeches or presentations relating to leadership and unrelated to the Company and not written in connection with Executive’s duties are not Work Product and shall remain Executive’s sole property.
8. Non-Compete; Non-Solicitation.

(a) Non-Competition. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and its Subsidiaries and Affiliates he has and shall become familiar with the Company’s and its Subsidiaries’ and Affiliates’ corporate strategy, pricing, and other market and financial information, know-how, trade secrets, and valuable customer, supplier, and employee relationships, and with other Confidential Information concerning the Company and its Subsidiaries and Affiliates, and that his services have been and shall be of special, unique, and extraordinary value to the Company and its Subsidiaries and Affiliates. Accordingly, during Executive’s employment with the Company and for eighteen (18) months thereafter, Executive shall not directly or indirectly (whether as employee, director, owner, stockholder, consultant, partner (limited or general), or otherwise) own any interest in, manage, control, participate in, consult with, advertise on behalf of, render services for or in any manner engage in any Competing Business (as defined below) that conducts operations or sales in countries the Company or its Subsidiaries or Affiliates conduct sales or operations, including but not limited to the United States of America, Canada and Mexico, or have taken active steps towards conducting sales or operations as of the date of Executive’s termination of employment. Nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. For purpose of this Agreement, “Competing Business” shall mean any business or enterprise providing any products or services described by the Company, its Subsidiaries, or Affiliates on the Company’s website at any time during the Employment Period or the provision of any products or services contemplated by the Company, its Subsidiaries, or Affiliates at any time during the Employment Period as memorialized in any document maintained or created by the Company.
(b) Non-Solicitation. During Executive’s employment with the Company and for twenty-four (24) months thereafter (together with the period referenced in Section 8(a), the “Restriction Periods”), Executive shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company or any Subsidiary or Affiliate to leave the employ of the Company or such Subsidiary or Affiliate, or in any way interfere with the relationship between the Company or any Subsidiary or Affiliate and any employee thereof; (ii) knowingly hire any Person who was an employee of the Company or any Subsidiary or Affiliate at any time during the twelve (12) months prior to the termination of Executive’s employment; or (iii) induce or encourage any customer, supplier, licensee, licensor, or other business relation of the Company or any Subsidiary or Affiliate to cease doing business with or materially reduce its business with the Company or such Subsidiary or Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, or business relation and the Company or any Subsidiary or Affiliate (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its Subsidiaries or Affiliates).
(c) Reformation. If, at the time of enforcement of this Section 8, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope, and area permitted by law.
(d) Executive’s Acknowledgements. Executive acknowledges that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships, and goodwill of the Company and its Subsidiaries and Affiliates now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period, and geographical area. Executive further acknowledges that although Executive’s compliance with the covenants contained in Sections 6, 7, or 8 may prevent Executive from earning a livelihood in a business similar to the business of the Company, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.
9. Enforcement. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties agree that the Company and its Subsidiaries and Affiliates will suffer irreparable harm from a breach or threatened breach of Sections 6, 7, 8, 23 or 25 by Executive and that money damages would not be an adequate remedy for any such breach or threatened breach of this Agreement. In the event of any breach or threatened breach of this Agreement, the Company and its Subsidiaries and Affiliates, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach of violation by Executive of Section 8, the Restriction Periods shall be extended automatically by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured. In addition, in the event of a breach of violation by Executive of Sections 6, 7, 8, 23 or 25, the Company may, in addition to any other available remedies, terminate any benefits or payments that are later due under this Agreement.
10. Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery, and performance of this Agreement by Executive do not and shall not conflict with, breach, violate, or cause a default under any contract, agreement, instrument, order, judgment, or decree to which Executive is a party or by which Executive is bound; (b) Executive is not a party to or bound by any employment agreement, noncompete agreement, or confidentiality agreement with any other Person that would prohibit Executive’s employment with the Company or restrict Executive’s ability to fully perform Executive’s duties for the Company; (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms; and (d) Executive is not subject to any pending, or to his knowledge any threatened, lawsuit, action, investigation, or proceeding involving Executive’s prior employment or consulting work or the use of any information or techniques of any former employer or contracting party. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.
11. Survival. Sections 5 through 25 shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.
12. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
Notices to Executive:
David L. Duvall
3682 Lacey Woods Park
Hilliard, OH 43026
Notices to the Company:
Core Molding Technologies, Inc.
800 Manor Park Dr.

Columbus, Ohio 43228
Attn: Chairman of the Board
with a copy to:
Squire Patton Boggs (US) LLP
2000 Huntington Center
41 South High Street
Columbus, Ohio 43215
Attention: Aaron A. Seamon
or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent, or mailed.
13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.
14. Complete Agreement. This Agreement and the other agreements referenced herein embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
15. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
16. Counterparts. This Agreement may be executed in separate counterparts (including by means of pdf signature page), each of which is deemed to be an original, and all of which taken together constitute one and the same agreement.
17. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company, its Subsidiaries and Affiliates and their respective heirs, successors, and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company. The Company may unilaterally assign its rights and obligations under this Agreement to any successor to Company’s rights and obligations hereunder as a result of any change of control, merger, consolidation, restructuring or reorganization or to any other successor to all or substantially all of the securities, business and/or assets of the Company or any of its affiliates, and Executive shall continue to be bound by the terms and conditions of this Agreement.
18. Choice of Law and Choice of Forum. All issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Ohio, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio. Jurisdiction and venue of any dispute, action or proceeding relating to this Agreement, the employment of Executive, the termination of Executive’s employment, or the validity, interpretation, performance, breach or termination of the Agreement shall be exclusively in the state or federal court located in Franklin County, Ohio.
19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period with or without Cause) shall affect the validity, binding effect, or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.
20. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information, and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.
21. Tax Matters; Section 409A.
(a) The Company and its respective Subsidiaries and Affiliates shall be entitled to report such income and deduct or withhold from any amounts owing from the Company or any of its Subsidiaries or Affiliates to Executive any federal, state, local, or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments and benefits from the Company or any of its Subsidiaries or Affiliates (including, without limitation, Base Salary and STIP).
(b) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A or an applicable exception thereto; and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
(c) Notwithstanding the foregoing, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are “non-qualified deferred compensation “within the meaning of Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 21(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(d) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(e) For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company, to the extent permitted under Section 409A.
(f) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
(g) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be accelerated or delayed in contravention of the regulations under Section 409A.
22. Waiver of Jury Trial. As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (after having the opportunity to consult with counsel), each party hereto expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.
23. Corporate Opportunity. Executive shall submit to the Board all material business, commercial, and investment opportunities or offers presented to Executive, or of which Executive becomes aware, at any time during the Employment Period, which opportunities relate to the Company’s business (“Corporate Opportunities”). Unless approved by the Board, during the Employment Period, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf or for Executive’s personal benefit or for the benefit of any Person other than the Company.
24. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall reasonably cooperate with the Company and its Subsidiaries and Affiliates in any internal investigation or administrative, regulatory, or judicial proceeding as reasonably requested by the Company or any Subsidiary or Affiliate (including, without limitation, Executive’s being available to the Company and its Subsidiaries and Affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company’s or any Subsidiary’s or Affiliate’s request to give truthful and accurate testimony without requiring service of a subpoena or other legal process, volunteering to the Company and its Subsidiaries and Affiliates all pertinent information and turning over to the Company and its Subsidiaries and Affiliates all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company or any Subsidiary or Affiliate requires Executive’s cooperation in accordance with this section, the Company shall pay Executive a per diem reasonably determined by the Board and reimburse Executive for reasonable expenses incurred in connection therewith (including reasonable transportation, lodging and meals, upon submission of receipts).
25. Nondisparagement. During the Employment Period and thereafter, Executive shall not make, publish, or solicit, or encourage others to make, publish, or solicit, any disparaging oral or written statements, comments, announcements, or remarks concerning the Company or its Subsidiaries or Affiliates, or any of their respective directors, officers, or employees. Likewise, during the Employment Period and thereafter, the directors and officers of the Company shall not make, publish, or solicit, or encourage others to make, publish, or solicit, any disparaging oral or written statements, comments, announcements, or remarks concerning Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or from disclosing the factual foundation of any claim of sexual assault or sexual harassment.
* * *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of the date first written above but signed on the date(s) indicated below.

COMPANY:
CORE MOLDING TECHNOLOGIES, INC.

By: /s/ Thomas R. Cellitti
Name: Thomas R. Cellitti
Title: Chairman of the Board

EXECUTIVE:

/s/ David L. Duvall
David L. Duvall
Date: August 4, 2025

EXHIBIT A
Definitions
“Affiliate” means any employer with which the Company would be considered a single employer under Section 414(b) or 414(c) of the Code (as defined below), applied using fifty percent (50%) as the percentage of ownership required under such Code sections, including (i) any Person (as defined below), any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such specified Person and (ii) any Person that is a natural Person, the spouse, ancestors, or lineal descendants of such Person, any limited partnership or limited liability company controlled by such Person or such Person’s spouse, ancestors, or lineal descendants or in which such Person or such Person’s spouse, ancestors, or lineal descendants hold a majority interest, any trust established for the benefit of any of them and such Person’s estate or legal representative.
“Cause” means, with respect to Executive, one or more of the following: (i) commission of, or indictment for, a felony, a misdemeanor where the potential penalty therefor includes jail-time or a crime involving moral turpitude; (ii) commission of an act or omission to act with respect to the Company or any of its Affiliates or Subsidiaries or any of their customers or suppliers involving dishonesty, disloyalty, or fraud; (iii) conduct that brings the Company or its Affiliates or Subsidiaries negative publicity or into public disgrace, embarrassment or disrepute; (iv) repeated failure to perform duties as reasonably directed by the Board; (v) gross negligence or willful misconduct with respect to the Company or any of its Affiliates or Subsidiaries; (vi) material breach of the Company’s Code of Conduct as amended from time to time (it being agreed that, among other things, violation of the Company’s policy on harassment, anti-bribery, anti-corruption and drug and alcohol-free workplace are all deemed material for purposes of this definition); or (vii) any material breach by Executive of Section 6, 7, 8, 23 or 25 of this Agreement. With respect to subsection (iv), (vi) or (vii) herein, “Cause” shall only exist if Executive fails to cure the alleged infraction within ten (10) days of receiving written notice from the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Disability” means (i) Executive’s inability, by virtue of ill health or other physical or mental illness, to perform substantially and continuously the duties assigned to Executive with reasonable accommodation for more than one hundred eighty (180) consecutive or non-consecutive days out of any consecutive 12-month period or (ii) if Executive is considered disabled under the Company’s long-term disability insurance plan.
“Good Reason” means, with respect to Executive’s resignation from employment, one or more of the following occurring: (i) a material reduction in Executive’s Base Salary, compensation or benefits; (ii) a material diminution in Executive’s position and/or duties; (iii) a material breach of this Agreement by the Person or other entity then controlling the Company; (iv) the Company relocates its principal executive offices, or requires Executive to have his principal location of work changed, to any location which is in excess of fifty (50) miles from the location thereof, or (v) a disavowal of this Agreement by the Person or other entity then controlling the Company. With respect to subsections (i), (ii) or (iii) herein, “Good Reason” shall only exist if the Company fails to cure the alleged infraction within thirty (30) days of receiving written notice from Executive, which written notice must be given by Executive to the Company within six (6) months of the occurrence of such event.
“Person” means any natural person, corporation, partnership (whether general or limited), limited liability company, association, custodian, nominee, trust, estate, joint venture, governmental authority, or other individual or entity.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture, or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person (or, in the case of a partnership, limited liability company, or other similar entity, control of the general partnership, managing member, or similar interests) or Persons (whether directors, managers, trustees, or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

EXHIBIT B

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) is entered into as of June 1, 2026 by and between Core Molding Technologies, Inc. and its subsidiaries (collectively, the “Company”), and David L. Duvall (“Executive”) (collectively, the “Parties”).

Background

WHEREAS, Executive is currently employed by the Company as its President and Chief Executive Officer pursuant to that certain Executive Employment Agreement dated as of October 3, 2018, as amended on December 30, 2019, further amended and restated on August 30, 2021 and further amended and restated on August 1, 2025 (as amended and restated, the “Employment Agreement”);

WHEREAS, Executive has notified the Company of his intention to retire from his position as the Company’s President and Chief Executive Officer; and

WHEREAS, to facilitate a smooth and orderly transition in the management of the Company, Executive agrees to serve as a part time employee to provide certain transition services to the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties hereto, each intending to be legally bound hereby, agree as follows:

1.Resignation.

1.1 Resignation from Positions. Executive’s resignation as the Company’s President and Chief Executive Officer shall be effective as of 11:59 p.m., Eastern Time, on May 31, 2026 (such date, the “Retirement Date”). Such resignation includes Executive’s voluntary resignation from the positions of President and Chief Executive Officer of the Company and all other officer, director and manager positions held by Executive with the Company and its subsidiaries.

2.Transition.

2.1 Advisory Period, Part Time Employment and Transition Services. Commencing on June 1, 2026 and ending December 31, 2027 (the “Advisory Period”), Executive shall serve as a part time employee of the Company, making himself available to advise senior management and otherwise consult with the Company as reasonably requested by the Company from time to time (the “Advisory Services”). Executive’s provision of the Advisory Services to the Company shall be non-exclusive. Executive may determine at his discretion the specific times during which he is available, provided that Executive shall be available within a reasonable timeframe and shall reasonably cooperate with the Company with respect to any litigation or other dispute relating to any matter in which Executive was involved or had knowledge during his employment with the Company. Any expenses associated with travel requested by the Company during the Advisory Period shall be reimbursed by the Company.

2.2 Advisory Fees. In exchange for the Advisory Services, subject to Sections 1.2 and 2.1 above, commencing on June 1, 2026, the Company agrees to pay Executive a monthly fee of $50,000 (the

“Monthly Fee”) during the Advisory Period. Except as to the Monthly Fee and as provided in the Executive’s Employment Agreement, no other payment or benefits shall be due or payable to Executive for the Advisory Services, other than any travel expense reimbursements and any other benefits that the Company’s part time employees are generally entitled.

3. 3. No Other Compensation or Benefits. Except as otherwise specifically provided herein or in the Employment Agreement, or as required by the terms of any employee benefit plan of the Company, COBRA or other applicable law, Executive shall not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit plans, programs or arrangements of the Company after the end of the Advisory Period.

4. 4. Section 409A. This Agreement is intended to meet, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and interpretive guidance promulgated thereunder (collectively, “Section 409A”), with respect to amounts subject thereto, and shall be interpreted and construed consistent with that intent. No expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A, and no such right to reimbursement or right to in-kind benefits shall be subject to liquidation or exchange for any other benefit. For purposes of Section 409A, each payment in a series of installment payments provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A. If amounts payable under this Agreement do not qualify for exemption from Section 409A as of the Retirement Date and therefore are deemed deferred compensation subject to the requirements of Section 409A on the Retirement Date, then if Executive is a “specified employee” under Section 409A on the Retirement Date, payment of the amounts hereunder shall be delayed for a period of six (6) months from the Retirement Date if required by Section 409A. The accumulated postponed amount shall be paid in a lump sum within sixty (60) days after the end of the six-month period. If Executive dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of Section 409A shall be paid to Executive’s estate within sixty (60) days after the date of Executive’s death.

5. 5. Termination.

    5.1 Termination by the Company without Cause. If Executive’s employment hereunder and the Advisory Period are terminated prior to the end of the Advisory Period by the Company without Cause, Executive shall be entitled to payment of:

5.1.1 Executive’s accrued but unpaid Monthly Fee through the date of termination (the “Accrued Obligations”);

5.1.2 an amount equal to the Monthly Fee Executive would have been entitled to through the end of the Advisory Period but for his termination, paid in a lump-sum.

The amount described in Section 5.1.2 will be paid to Executive within sixty (60) days following the date of termination, provided that Executive (or, in the event of Executive’s death, Executive’s estate) has executed and delivered to the Company not later than forty-five (45) days following the date of termination an irrevocable general waiver and release of claims in the form provided by the Company to

Executive (or, in the event of Executive’s death, Executive’s estate) after Executive’s termination (the “General Release”) and the latest date on which the General Release is subject to revocation has expired.

5.2    Termination for Cause, Death, Disability or Executive’s Voluntary Termination. If Executive’s employment hereunder and the Advisory Period is terminated prior to the end of the Advisory Period by the Company for Cause, upon Executive’s death or Disability or voluntarily by Executive, Executive shall be entitled to receive the Accrued Obligations.

    5.3    For the purposes of this Agreement, “Cause” means, with respect to Executive, one or more of the following: (i) commission of, or indictment for, a felony, a misdemeanor where the potential penalty therefor includes jail-time or a crime involving moral turpitude; (ii) commission of an act or omission to act with respect to the Company or any of its Affiliates or Subsidiaries or any of their customers or suppliers involving embezzlement or fraud; or (iii) any material breach by Executive of Section 6, 7, 8, 23 or 25 of the Employment Agreement. For the purposes of this Agreement, “Disability” means (i) Executive’s inability, by virtue of ill health or other physical or mental illness, to perform substantially and continuously the duties assigned to Executive with reasonable accommodation for more than one hundred eighty (180) consecutive or non-consecutive days out of any consecutive 12-month period or (ii) if Executive is considered disabled under the Company’s long-term disability insurance plan.

6.Miscellaneous.

6.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

6.2 Notice. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
Notices to Executive :
David L. Duvall
3682 Lacey Woods Park
Hilliard, OH 43026

Notices to the Company :
Core Molding Technologies, Inc.
800 Manor Park Dr.
Columbus, Ohio 43228
Attn: Chairman of the Board
with a copy to:
Squire Patton Boggs (US) LLP

2000 Huntington Center
41 South High Street
Columbus, Ohio 43215
Attention: Aaron A. Seamon

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent, or mailed.

6.3 Choice of Law and Choice of Forum. All issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Ohio, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio. Jurisdiction and venue of any dispute, action or proceeding relating to this Agreement, the employment of Executive, the termination of Executive’s employment, or the validity, interpretation, performance, breach or termination of the Agreement shall be exclusively in the state or federal court located in Franklin County, Ohio.

6.4 Waiver of Jury Trial. As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (after having the opportunity to consult with counsel), each party hereto expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

6.5 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company, its Subsidiaries and Affiliates and their respective heirs, successors, and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company. The Company may unilaterally assign its rights and obligations under this Agreement to any successor to Company’s rights and obligations hereunder as a result of any change of control, merger, consolidation, restructuring or reorganization or to any other successor to all or substantially all of the securities, business and/or assets of the Company or any of its affiliates, and Executive shall continue to be bound by the terms and conditions of this Agreement.

6.6 Entire Agreement. This Agreement and the Employment Agreement (and the LTIP plan and agreements thereunder referenced therein) constitutes the entire agreement between the parties, and all prior understandings, agreements or undertakings between the parties concerning Executive’s retirement from employment as Chief Executive Officer or the other subject matters of this Agreement are superseded in their entirety by this Agreement; provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters Executive’s confidentiality, proprietary information, covenant not to solicit, covenant not to compete, and no interference with employment relationship obligations, which shall remain in full force and effect.

6.7 Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the

Advisory Period with or without Cause) shall affect the validity, binding effect, or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

6.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall be one and the same instrument.

6.9 Interpretation. As both parties have had the opportunity to consult with legal counsel, no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by reason of such party having, or being deemed to have, drafted, devised, or imposed such provision.

6.10 Incorporation of Recitals. The recitals set forth in the beginning of this Agreement are hereby incorporated into the body of this Agreement as if fully set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

Core Molding Technologies, Inc.

By:
Name:	Thomas R. Cellitti
Title:	Chairman of the Board

EXECUTIVE HEREBY ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS AGREEMENT, THAT EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT EXECUTIVE HEREBY ENTERS INTO THIS AGREEMENT VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL.

_________________________
David L. Duvall